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                                  EXHIBIT 23.1
                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
FDP Corp.:

We consent to incorporation by reference in the Registration Statements (No. 2-88446 and 333-3244, respectively) on Form S-8 of FDP Corp. of our report dated January 16, 1998 relating to the consolidated balance sheets of FDP Corp. and subsidiaries as of November 30, 1997 and 1996, the consolidated statements of earnings, stockholders' equity, and cash flows and related schedule of valuation and qualifying accounts for each of the years in the three-year period ended November 30, 1997, which report appears in the November 30, 1997 annual report on Form 10-K of FDP Corp.







KPMG Peat Marwick LLP
February 27, 1998









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